Exhibit 99.1

Blueprint Medicines Announces Updated Data from Ongoing Phase 1 EXPLORER Clinical Trial of Avapritinib in Patients with Advanced Systemic Mastocytosis Showing Profound and Durable Clinical Activity

– Overall Response Rate of 83%  –

– Durable Ongoing Responses Up to 22 Months –

–  All Patients Evaluable on Measures of Mast Cell Burden Showed Marked Improvements,
with 58% Showing Complete Resolution of Bone Marrow Mast Cells –

CAMBRIDGE, Mass., June 15, 2018 – Blueprint Medicines Corporation (NASDAQ:BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced updated data from its ongoing Phase 1 EXPLORER clinical trial of avapritinib, a potent and highly selective KIT and PDGFRA inhibitor in development for patients with systemic mastocytosis (SM). The updated results confirm and improve upon data previously presented for avapritinib in patients with advanced SM, demonstrating profound and durable clinical activity and favorable tolerability.  Advanced SM is a proliferative mast cell disorder associated with severe constitutional symptoms, progressive organ damage and reduced survival.

The updated data from the EXPLORER clinical trial showed an overall response rate (ORR) of 83 percent, as of the data cutoff date of April 30, 2018. Responses were durable and continuing, with a duration of response observed up to 22 months. Seventy-nine percent of responders remained on treatment as of the data cutoff date.  All evaluable patients showed marked decreases on one or more objective measures of mast cell burden regardless of advanced SM subtype,  previous treatment or dose level.  The data will be presented today in a poster presentation at the 23rd Congress of the European Hematology Association (EHA) in Stockholm, Sweden.

Based on the compelling clinical data from the EXPLORER trial and feedback from regulatory authorities, Blueprint Medicines plans to rapidly advance development of avapritinib in a broad population of patients with SM. The Company plans to initiate PATHFINDER, an open-label, single-arm Phase 2 clinical trial in patients with advanced SM, by the middle of 2018. In addition, the Company plans to initiate PIONEER, a randomized, placebo-controlled Phase 2 clinical trial in patients with indolent and smoldering SM, by the end of 2018. Blueprint Medicines believes these clinical trials may support registration of avapritinib in their respective SM patient populations, based on feedback from the U.S. Food and Drug Administration (FDA).

“As a clinician treating patients with this devastating and sometimes fatal rare disease, I’m excited to see that most patients with advanced systemic mastocytosis respond to treatment with avapritinib, and these responses deepen over time and are durable,” said Michael W. Deininger, M.D., Ph.D., Professor and Chief of Hematology and Hematologic Malignancies, Huntsman Cancer Institute at the University of Utah, and an investigator on the Phase 1 trial. “These data further support avapritinib’s unique approach of selectively targeting D816V mutant KIT, the disease driver in most patients with systemic mastocytosis.  If these results are confirmed in the planned Phase 2 trial, avapritinib has the potential to become a new standard of care for patients with advanced forms of the disease.”

“These highly encouraging data, coupled with favorable FDA feedback on potential registration pathways, reinforce our commitment to quickly advance the development of avapritinib as a potential treatment for a broad population of patients with systemic mastocytosis,” said Andy Boral, M.D., Ph.D., Chief Medical Officer at Blueprint Medicines. “We look forward to initiating the PATHFINDER trial in patients with advanced systemic mastocytosis by mid-year and expanding our development program with the PIONEER trial in patients with indolent and smoldering forms of the disease by the end of 2018.”

Data from the Ongoing Phase 1 Clinical Trial

As of the data cutoff date of April 30, 2018, 52 patients had been treated with avapritinib in the dose escalation and expansion portions of the Phase 1 EXPLORER clinical trial, including 25 patients with aggressive SM (ASM), 15 patients with advanced SM with an associated hematologic neoplasm (SM-AHN), five patients with mast cell leukemia (MCL), five patients pending central pathology diagnosis, and two patients with smoldering SM. Overall, 35 patients (67 percent)  were previously treated, including 10 patients (19 percent) who previously received midostaurin. Patients in the expansion portion of the trial were treated at 300 mg once daily.

Safety Data:

As of the data cutoff date, avapritinib was generally well-tolerated. Most adverse events (AEs) reported by investigators were Grade 1 or 2. Across all grades, the most common treatment-emergent AEs reported by investigators (≥20 percent) included periorbital edema, anemia, fatigue, nausea, diarrhea, peripheral edema, thrombocytopenia, cognitive effects, vomiting, hair color changes and dizziness. Investigators reported treatment-related Grade ≥3 AEs in 28 patients (54 percent).

Among all 52 enrolled patients, 42 remained on treatment as of the data cutoff date. Four patients discontinued treatment with avapritinib due to AEs (three treatment-related and one unrelated).  Three patients discontinued treatment with avapritinib due to clinical progression as determined by the investigator. No patients had documented disease progression by IWG-MRT-ECNM criteria.  An additional three patients discontinued treatment, including two patients due to an investigator’s decision and one patient who withdrew consent.

Clinical Activity Data:

IWG-MRT-ECNM Response Assessment

As of the data cutoff date, 23 patients were evaluable for response by the IWG-MRT-ECNM criteria, a rigorous method of assessing clinical response in patients with advanced SM with regulatory precedent in the U.S. and Europe.  Responses were centrally reviewed by a committee of systemic mastocytosis experts.

Across all 23 evaluable patients, the data showed an ORR of 83 percent.  Four patients (17 percent)  had a confirmed complete response with a full or partial recovery of peripheral blood counts. Twelve patients (52 percent)  had a partial response (7 confirmed, 5 pending confirmation)  and three patients (13 percent)  had clinical improvement (2 confirmed, 1 pending confirmation).  The duration of response was up to 22 months, with 79 percent of responders on treatment as of the data cutoff date. All responses observed in the dose escalation portion of the trial have been confirmed, and all responses in the dose expansion portion of the trial are pending confirmation.

Additional Clinical Assessments

All patients evaluable on objective measures of mast cell burden showed clinically significant improvements, regardless of advanced SM subtype, previous treatment or dose level:

•	92 percent of patients had a ≥50 percent decrease in bone marrow mast cells. Among these patients, 58 percent had a complete response (no neoplastic mast cells in bone marrow).
•	98 percent of patients had a ≥50 percent decrease in serum tryptase. Among these patients, 66 percent had a complete response (serum tryptase level <20 μg/L).
•	95 percent of patients had a ≥35 percent decrease in spleen volume or a ≥50 percent decrease by palpation. Among these patients, 47 percent had a complete response (normal spleen length).
•	88 percent of patients had ≥50 percent decrease in KIT D816V mutant allele burden.

In addition,  87 percent of patients had improvement in skin symptoms, based on investigator assessments.

Clinical Activity in Patients with Smoldering SM

Two patients with smoldering SM, an intermediate form of SM, were treated with avapritinib in the EXPLORER clinical trial. Consistent with the broader trial population, the patients with smoldering SM showed clinically significant improvements on multiple measures of mast cell burden. Among these two patients with smoldering SM, one patient had a bone marrow mast cell complete response, and both patients had a serum tryptase complete response. Blueprint Medicines believes these results, together with data from the EXPLORER trial showing clinical activity across all doses tested, support further development of avapritinib as a potential treatment for patients with indolent and smoldering SM.

About the Phase 1 EXPLORER Clinical Trial for Avapritinib in Advanced SM

The Phase 1 EXPLORER clinical trial of avapritinib is designed to evaluate the safety and tolerability of avapritinib in adults with advanced SM. The trial is currently enrolling patients in three defined cohorts for specific subtypes of advanced SM, including ASM, SM‑AHN and MCL. Trial objectives include assessing safety and tolerability, response per IWG-MRT-ECNM criteria and additional clinical outcome measures of mast cell burden, organ function and disease symptoms. The EXPLORER trial is designed to enroll approximately 60 patients, including approximately 35 patients in expansion cohorts, at multiple sites in the United States and the European Union. To learn more about the EXPLORER trial, visit www.clinicaltrials.gov (ClinicalTrials.gov Identifier: NCT02561988).

Patients and physicians interested in the Phase 1 EXPLORER or Phase 2 PATHFINDER trials for avapritinib in advanced SM or the Phase 2 PIONEER trial for avapritinib in indolent and smoldering SM can contact the Blueprint Medicines study director at studydirector@blueprintmedicines.com or 1-617-714-6707.

About SM

In approximately 90 to 95 percent of all SM cases, constitutively active KIT D816V protein is present and is central to disease pathogenesis. KIT activation leads to increased degranulation, proliferation, and survival of mast cells, which in turn leads to constitutional symptoms such as pruritus, flushing, headaches, bone pain, nausea, vomiting, and diarrhea.  In advanced cases of SM, mast cell infiltration leads to organ damage and reduced survival. There are several forms of SM, including indolent SM, smoldering SM and more advanced forms of SM, which include ASM, SM-AHN and MCL.  Patients with advanced SM have a poor prognosis, with a median overall survival of approximately 3.5 years in patients with ASM, 2 years in those with SM-AHN, and less than 6 months in those with MCL.  Currently, there are no approved therapies for advanced SM that selectively target the KIT D816V mutation.  Patients with indolent SM suffer from a broad range of moderate to severe acute and chronic symptoms that are poorly controlled by symptom-directed therapies and have significant impact on quality of life. Currently, there are no approved treatments for patients with indolent SM.

About Avapritinib

Avapritinib is an orally available, potent and highly selective inhibitor of KIT and PDGFRA. In certain diseases, a spectrum of clinically relevant mutations forces the KIT or PDGFRA protein kinases into an increasingly active state. Avapritinib is uniquely designed to bind and inhibit the active conformation of these proteins, including KIT D816V and PDGFRα D842V at sub-nanomolar potency. Blueprint Medicines is initially developing avapritinib, an investigational medicine, for the treatment of patients with advanced gastrointestinal stromal tumors (GIST) and systemic mastocytosis.

In June 2017, avapritinib received Breakthrough Therapy Designation from the FDA for the treatment of patients with unresectable or metastatic GIST harboring the PDGFRα D842V mutation. Previously, the FDA granted orphan drug designation to avapritinib for mastocytosis and GIST and fast track designation to avapritinib for GIST. In addition, the European Commission has granted orphan drug designation to avapritinib for GIST. In May 2018, Blueprint Medicines announced plans to submit a New Drug Application to the FDA for avapritinib for the treatment of PDGFRα D842V-

driven GIST in the first half of 2019. In June 2018, Blueprint Medicines announced an exclusive collaboration and license agreement with CStone Pharmaceuticals for the development and commercialization of avapritinib and certain other drug candidates in Mainland China, Hong Kong, Macau and Taiwan.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other disease driven by the abnormal activation of kinases. Blueprint Medicines is advancing multiple programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans and timelines for the clinical development of avapritinib, including plans and timelines for initiating the Phase 2 PATHFINDER clinical trial of avapritinib in patients with advanced SM and plans and timelines for initiating the Phase 2 PIONEER clinical trial of avapritinib in patients with indolent and smoldering SM; expectations regarding the potential for the Phase 2 PATHFINDER clinical trial and for the Phase 2 PIONEER clinical trial to be registration-enabling for avapritinib in their respective patient populations; Blueprint Medicines’ ability to implement its clinical development plans for avapritinib in SM; expectations regarding the potential benefits of avapritinib in treating patients with SM, including avapritinib’s potential to become a new standard of care for patients with advanced SM;  expectations regarding the development of avapritinib as a treatment for patients with indolent SM and smoldering SM;  and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including avapritinib, BLU-554, BLU-667 and BLU-782; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 for FGFR4-driven hepatocellular carcinoma, avapritinib for PDGFRα D842V-driven GIST and BLU-667 for RET-driven non-small cell lung cancer; the success of Blueprint Medicines’ current and future collaborations, including its cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. and its collaboration with CStone Pharmaceuticals. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the Securities and Exchange Commission (SEC) on May 2, 2018, and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Relations Contacts

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Jim Baker

617-844-8236

JBaker@blueprintmedicines.com